Exhibit 12(b)

                       RATIO OF EARNINGS TO FIXED CHARGES


                                                    9 MONTHS       12 MONTHS
                                                      ENDED           ENDED
                                                      Sep-01         Sep-01
CONSOLIDATED NET INCOME FROM CONTINUING OPERATIONS   342,513,575     428,644,087
(after preference stock)

CONSOLIDATED CEG INCOME TAXES                        205,656,646     257,910,172
LESS:  TAX BENEFIT ON BGE PREFERENCE STOCK           (6,467,371)     (8,695,515)
                                                 -------------------------------

TAXES ON INCOME, INCLUDING PREFERENCE STOCK          199,189,275     249,214,657

ADJUSTED NET INCOME                                  541,702,850     677,858,744

FIXED CHARGES:
CONSOLIDATED INTEREST CHARGES (LESS CAP INTEREST)    158,486,105     220,475,411
LESS: 40% OF DCW INTEREST                              (538,885)       (783,981)
BGE CAPITAL TRUST I INTEREST CHARGES                  13,425,000      17,900,000
SAFE HARBOR INTEREST CHARGES ON LONG-TERM DEBT
                                                         658,278       1,125,502
                                                 -------------------------------
SUBTOTAL                                             172,030,498     238,716,932

PREFERENCE DIVIDENDS SUBJECT TO ADDITIONAL CHARGE      9,906,750      13,209,000
TAX EFFECT ON DIVIDENDS                                6,467,371       8,695,515
                                                 -------------------------------
PRE-TAX DIVIDENDS                                     16,374,121      21,904,515

INTEREST FACTOR IN RENTALS or)                         1,522,594       2,030,126
CAPITALIZED INTEREST                                  22,009,431      32,810,060
                                                 -------------------------------

TOTAL FIXED CHARGES                                  211,936,644     295,461,633

AMORTIZATION OF CAPITALIZED INTERES                       84,691         144,058

EARNINGS                                             731,714,754     940,654,375

RATIO OF EARNINGS TO FIXED CHARGES                          3.45            3.18
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